Exhibit 99.1

ZIOPHARM Oncology Appoints David Mauney, M.D., as EVP and Chief Business

Officer

BOSTON, MA – Sept. 28, 2017 – ZIOPHARM Oncology, Inc. (Nasdaq:ZIOP), a biopharmaceutical company focusing on new immunotherapies, announces the appointment of David Mauney, M.D., as Executive Vice President and Chief Business Officer, effective today. ZIOPHARM also reports the details of an inducement award granted to Dr. Mauney, approved by the Compensation Committee of the company’s Board of Directors in connection with his employment.

Dr. Mauney joins ZIOPHARM from Harvest Capital Strategies, LLC, where he served as a Managing Director. With twenty years of experience in the raising, management and disposition of almost $900 million in life science venture capital, Dr. Mauney will lead ZIOPHARM’s corporate development and investor strategy functions, reporting directly to Laurence Cooper, M.D., Ph.D., Chief Executive Officer of ZIOPHARM.

“David brings to our executive leadership team a wealth of entrepreneurial experience, keen insights and multiple relationships that will leverage existing and future capital markets and corporate partnership opportunities, all of which will support our core portfolio of immunotherapy platforms”, said Dr. Cooper. “I look forward to working with David at this important stage of growth for the company, as we continue to advance the development of our innovative gene expression, control, and cell technologies.”

Prior to Harvest Capital Strategies LLC, Dr. Mauney co-founded and served as a Managing Director of De Novo Ventures, a health care investment firm founded in 2000. Dr. Mauney was also the lead partner of health care investments for Asset Management Company, and he was the first employee and director of business development for Fox Hollow Technologies, which later went public and was ultimately sold to EV3. Dr. Mauney holds an M.D. from the Dartmouth School of Medicine and a B.A. in psychology from Duke University.

ZIOPHARM also announces that David Connolly recently joined the company as Vice President of Corporate Communications and Investor Relations.

Mr. Connolly brings more than 15 years’ experience in corporate communications, public relations and investor relations experience to ZIOPHARM. Prior to joining ZIOPHARM, he served as senior vice president at JPA Health Communications and before that LaVoieHealthScience, both communications agencies where he was the strategic lead for integrated communications, public relations and advocacy programs for public and private biopharmaceutical and medical device companies. Mr. Connolly holds a B.A. from the College of the Holy Cross.

Inducement Award Granted to David Mauney, M.D.

ZIOPHARM announced that as an inducement material to Dr. Mauney entering into employment with the company, the Compensation Committee of ZIOPHARM’s board of directors granted an inducement award to Dr. Mauney in accordance with NASDAQ Listing Rule 5635(c)(4). The inducement award consists of a stock option to purchase up to 500,000 shares of the company’s common stock, with a per share exercise price equal to $6.19, the closing price of the company’s common stock on the grant date of September 28, 2017, the date of Dr. Mauney’s first day of employment with ZIOPHARM, and a ten-year term. The stock option was granted outside of, but subject to the terms generally consistent with, the company’s 2012 Equity Incentive Plan, as amended, and will vest with respect to one-third of the shares subject to the stock option award on the first anniversary of the grant date and with respect to remaining two-thirds in two annual installments on each of the second and third anniversaries of the grant date, subject to Dr. Mauney’s continuous service with the company through each applicable vesting date and may be eligible for potential vesting acceleration under certain circumstances pursuant to the terms of Dr. Mauney’s stock option award agreement.

About ZIOPHARM Oncology, Inc.

ZIOPHARM Oncology is a Boston, Massachusetts-based biotechnology company employing innovative gene expression, control and cell technologies to deliver safe, effective and scalable cell-and viral-based therapies for the treatment of cancer and graft-versus-host-disease. The company’s immuno-oncology programs, in collaboration with Intrexon Corporation (NYSE:XON) and the MD Anderson Cancer Center, include chimeric antigen receptor T cell (CAR-T) and other adoptive cell-based approaches that use non-viral gene transfer methods for broad scalability. The company is advancing programs in multiple stages of development together with Intrexon Corporation’s RheoSwitch Therapeutic System® (RTS®) technology, a switch to turn on and off, and precisely modulate, gene expression in order to improve therapeutic index. The company’s pipeline includes a number of cell-based therapeutics in both clinical and preclinical testing which are focused on hematologic and solid tumor malignancies.

Forward-Looking Safe-Harbor Statement

This press release contains certain forward-looking information about ZIOPHARM Oncology, Inc. that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts, and in some cases can be identified by terms such as “may,” “will,” “could,” “expects,” “plans,” “anticipates,” and “believes.” These statements include, but are not limited to, statements regarding the progress and timing of the development of the company’s research and development programs. All of such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of the company, that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements. These risks and uncertainties include, but are not limited to: the company’s ability to finance its operations and business initiatives and obtain funding for such activities; whether chimeric antigen receptor T cell (CAR-T) approaches, Ad-RTS-hIL-12, TCR and NK cell-based therapies, or any of other product candidates will advance further in the preclinical research or clinical trial process and whether and when, if at all, they will receive final approval from the U.S. Food and Drug Administration or equivalent foreign regulatory agencies and for which indications; whether chimeric antigen receptor T cell (CAR-T) approaches, Ad-RTS-hIL-12, TCR and NK cell-based therapies, and the company’s other therapeutic products it develops will be successfully marketed if approved; the strength and enforceability of the company’s intellectual property rights; competition from other pharmaceutical and biotechnology companies; as well as other risk factors contained in the company’s periodic and interim reports filed from time to time with the Securities and Exchange Commission, including but not limited to, the risks and uncertainties set forth in the “Risk Factors” section of the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 and subsequent reports that the company may file with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof, and the company does not undertake any obligation to revise and disseminate forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of or non-occurrence of any events.

Trademarks

RheoSwitch Therapeutic System® and RTS® are registered trademarks of Intrexon Corporation.

Contact:

David Connolly

ZIOPHARM Oncology

617-502-1881

dconnolly@ziopharm.com

or

David Pitts

Argot Partners

212-600-1902

david@argotpartners.com

3